Term sheet No. 204M To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement M dated March 6, 2007	Registration Statement No. 333-137902 Dated October 5, 2007; Rule 433

Deutsche Bank AG, London Branch

$

Principal Protected Asia Rainbow Note due October 15, 2009

General

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The notes do not pay interest. Instead, the notes will pay at maturity a base amount plus an additional amount determined by the relative strength of the U.S. dollar (USD), which we refer to as the “reference currency,” compared to the following currencies: the Australian Dollar, the Indian Rupee, the Korean Won, the Malaysian Ringgit, and the Philippine Peso which we refer to as the “Basket Currencies.”

•	The principal amount of each note is $1,000.
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At maturity, if the Basket Performance is greater than zero, we will pay a base amount of $1,000 per $1,000 note principal amount, plus $1,000 multiplied by the Basket Performance (as defined below) multiplied by the Participation Rate (as defined below). If the Basket Performance is less than or equal to zero, we will pay $1,000 per $1,000 note principal amount. Any such amounts will be paid in U.S. dollars.

•	The notes are 100% principal protected, if held to maturity.
•	The notes are senior unsecured obligations of Deutsche Bank AG, London Branch due October 15, 2009.
•	The minimum denomination of the notes is $1,000.
•	The notes are expected to price on or about October 9*, 2007 and are expected to settle on or about October 12*, 2007.

Investing in the notes involves a number of risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page TS-5 in this term sheet and “Risk Factors” in the accompanying product supplement.

Key Terms

Issuer:	Deutsche Bank AG, London Branch

Calculation Agent:	Deutsche Bank AG, London Branch

Basket Currencies:	The notes are linked to a basket of the following currencies:
•	the Australian Dollar (“AUD”),
•	the Indian Rupee (“INR”),
•	the Korean Won (“KRW”),
•	the Malaysian Ringgit (“MYR”), and
•	the Philippine Peso (“PHP”)

each, a “Basket Currency”.

Reference currency:	U.S. dollar

Participation Rate:	165%

Payment at Maturity:	At maturity, you will receive a cash payment for each $1,000 note principal amount as follows:
If the Basket Performance is less than or equal to zero, then $1,000.

If the Basket Performance is greater than zero, the principal amount of $1,000 plus the $1,000 note principal amount multiplied by the Basket Performance multiplied by the Participation Rate or, $1,000 x Basket Performance x 165%.

Basket Performance:

The Basket Performance is equal to the weighted average in accordance with the applicable Basket Currency Weightings of the Basket Currency Performance for each of the four Basket Currencies with the highest Basket Currency Performances on the Final Valuation Date as determined by the Calculation Agent.

The Basket Currency Weighting for each Basket Currency shall be the following:
•	40% for the Basket Currency with the highest Basket Currency Performance on the Final Valuation Date;
•	30% for the Basket Currency with the second highest Basket Currency Performance on the Final Valuation Date;
•	20% for the Basket Currency with the third highest Basket Currency Performance on the Final Valuation Date; and
•	10% for the Basket Currency with the fourth highest Basket Currency Performance on the Final Valuation Date.
•	The fifth highest Basket Currency Performance shall be disregarded (and, for the avoidance of doubt, shall be deemed to have a 0% Basket Currency Weighting)

Basket Currency Performance:	The Basket Currency Performance for each Basket Currency relative to the U.S. Dollar is:

Basket Currency Starting Level – Basket Currency Ending Level
Basket Currency Starting Level

Basket Currency Starting Level:	The Spot Rate for each Basket Currency on the Trade Date.

Basket Currency Ending Level:	For each Basket Currency, the Spot Rate for such Basket Currency on the Final Valuation Date.

Spot Rate:

For each Basket Currency, on any Business Day, the spot exchange rate for such Basket Currency against the U.S. Dollar, quoted as the number of units of such Basket Currency per 1 U.S. dollar, as determined by the calculation agent on such Business Day by reference to the Rate Source (as set forth below).

Rate Source:	The Rate Source for each of the Basket Currencies is defined below under “Historical Information.”

Trade Date:	October 9, 2007.

Final Valuation Date:	October 9, 2009.

Maturity Date:	October 15, 2009.

CUSIP:	2515A0HN6

ISIN:	US2515A0HN63

*Expected

In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the notes remains the same.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, each prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-332-6939.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Note	$	$	$
Total	$	$	$
(1)

In no event will the discounts and commissions received by Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas exceed $10.00 per $1,000 principal amount. For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE NOTES

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You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these notes are a part, and the more detailed information contained in product supplement M dated March 6, 2007. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement M dated March 6, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507046624/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this term sheet and in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

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No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

SUMMARY

Hypothetical Examples of Amounts Payable at Maturity

The following table illustrates the hypothetical payment amount at maturity per $1,000 note principal amount for three hypothetical scenarios. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

	Scenario 1					Scenario 2					Scenario 3
Basket Currency	AUD	INR	KRW	MYR	PHP	AUD	INR	KRW	MYR	PHP	AUD	INR	KRW	MYR	PHP
Starting Level	1.126	39.37	913.24	3.402	44.74	1.126	39.37	913.24	3.402	44.74	1.126	39.37	913.24	3.402	44.74
Ending Level	1.352	41.22	890.12	3.201	48.52	1.012	30.14	925.21	2.624	33.46	1.346	40.21	984.32	3.954	48.01
Basket Currency Performance	-20.07%	-4.7%	2.53%	5.91%	-8.45%	10.12%	23.44%	-1.31%	22.87%	25.21%	-19.54%	-2.13%	-7.78%	-16.23%	-7.31%
Weighting	0%	20%	30%	40%	10%	10%	30%	0%	20%	40%	0%	40%	20%	10%	30%
Contribution to Basket	0.00%	-0.94%	0.76%	2.36%	-0.84%	1.01%	7.03%	0.00%	4.57%	10.08%	0.00%	-0.85%	-1.56%	-1.62%	-2.19%
Basket Performance	1.34%					22.69%					-6.22%
Payment at Maturity[1]	$1022.11					$1374.39					$1000.00
(1)	Per $1,000 note principal amount.

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Scenario 1 assumes a hypothetical Basket Currency Performance of 5.91%, 2.53%, -4.7%, -8.45%, and -20.07% for the MYR, KRW, INR, PHP and AUD, respectively.

The Basket Performance is calculated as follows: Because the highest Basket Currency Performance is 5.91%, the MYR is accorded a weighting of 40% for the purpose of calculating the Basket Performance. Because the second highest Basket Currency Performance is 2.53%, the KRW is accorded a weighting of 30.00%. Because the third highest Basket Currency Performance is -4.7%, the INR is accorded a weighting of 20.00%., and because the fourth highest Basket Currency Performance is -8,45%, the PHP is accorded a weighting of 10.00%. The lowest Basket Currency Performance is disregarded for purposes of calculating the Basket Performance.

The Basket Performance is calculated as follows: Basket Performance = the greater of

(i)	zero and

(ii)	(40% x 5.91%) + (30% x 2.53%) + (20% x -4.7%) + (10% x -8.45%) = 1.34%

The payment at maturity per $1,000 note principal amount is $1022.11 calculated as follows:

If the Basket Performance is less than or equal to zero, then $1,000.

If the Basket Performance is greater than zero, the principal amount of $1,000 plus the $1,000 note principal amount multiplied by the Basket Return multiplied by the Participation Rate = $1,000 + ($1,000 x 1.34%) x 165% = $1022.11

Scenario 2 assumes a hypothetical Basket Currency Performance of 25.21%, 23.44%, 22.87%, 10.12%, and -1.31% for the PHP, INR, MYR, AUD, and KRW, respectively.

The Basket Performance is calculated as follows: Because the highest Basket Currency Performance is 25.21%, the PHP is accorded a weighting of 40% for the purpose of calculating the Basket Performance. Because the second highest Basket Currency Performance is 23.44%, the INR is accorded a weighting of 30.00%. Because the third highest Basket Currency Performance is 22.87%, the MYR is accorded a weighting of 20.00%., and because the fourth highest Basket Currency Performance is 10.12%, the AUD is accorded a weighting of 10.00%. The lowest Basket Currency Performance is disregarded for purposes of calculating the Basket Performance.

The Basket Performance is calculated as follows: Basket Performance = the greater of

(i)	zero and

(ii)	(40% × 25.21%) + (30% × 23.44%) + (20% × 22.87%) + (10% x 10.12%) = 22.69%

The payment at maturity per $1,000 note principal amount is $1374.39 calculated as follows:

If the Basket Performance is less than or equal to zero, then $1,000.

If the Basket Performance is greater than zero, the principal amount of $1,000 plus the $1,000 note principal amount multiplied by the Basket Return multiplied by the Participation Rate = $1,000 + ($1,000 x 22.69%) x 165% = $1374.39

Scenario 3 assumes a hypothetical Basket Currency Performance of -2.13%, -7.31%, -7.78%, -16.23% and -19.54% for the INR, PHP, KRW, MYR, and AUD, respectively.

The Basket Performance is calculated as follows: Because the highest Basket Currency Performance is -2.13%, the INR is accorded a weighting of 40% for the purpose of calculating the Basket Performance. Because the second highest Basket Currency Performance is -7.31%, the PHP is accorded a weighting of 30.00%. Because the third highest Basket Currency Performance is -7.78%, the KRW is accorded a weighting of 20.00%., and because the fourth highest Basket Currency Performance is -16.23%, the MYR is accorded a weighting of 10.00%. The lowest Basket Currency Performance is disregarded for purposes of calculating the Basket Performance.

The Basket Performance is calculated as follows: Basket Performance = the greater of

(i)	zero and

(ii)	(40% x -2.13%) + (30% x -7.31%) + (20% x -7.78%) + (10% x -16.23%) = -6.22%

The payment at maturity per $1,000 note principal amount is $1,000 calculated as follows:

If the Basket Performance is less than or equal to zero, then $1,000.

SELECTED PURCHASE CONSIDERATIONS

Appreciation Potential

The notes are not subject to any predetermined maximum gain and, accordingly, any return at maturity will be determined by the appreciation, if any, of the Basket Currencies relative to the U.S. dollar.

Diversification among the Basket Currencies

The return on the notes is linked to the performance of a basket of Asian currencies, the Basket Currencies, and the terms of the notes enable you to participate in increases in the value of the Basket Currencies relative to the U.S. dollar during the term of the notes.

Preservation of Capital at Maturity

You will receive at least $1,000 for each $1,000 note principal amount, provided that you hold your notes to maturity, regardless of the Basket Currency Performance of the Basket Currencies. Because the notes are senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

Certain U.S. Federal Income Tax Consequences

You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” The notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” Regardless of your method of accounting, you generally will be required to accrue interest on a constant yield to maturity basis at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity. Interest included in income generally will increase your basis in the notes. Any gain recognized upon a sale, exchange or retirement of the notes will be treated as interest income for U.S. federal income tax purposes.

You may obtain the comparable yield and the projected payment schedule by submitting a written request to Deutsche Bank Securities Inc., 60 Wall Street, 31st Floor, Mail Stop NYC60-3106, New York, New York 10005, Attention: Brian Polchinski, 212-250-1039. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount, if any, that we will pay on the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you may refer to the section in the accompanying prospectus supplement titled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You are urged to consult your own tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

SELECTED RISK CONSIDERATIONS

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket Currencies. The return on your notes may be less than the return that you might achieve were you to invest in the Basket Currencies directly. You should also consider the “Risk Factors” in the accompanying product supplement dated March 6, 2007.

The Notes Do Not Pay Interest

The terms of the notes differ from those of ordinary debt securities in that we will not pay interest on the notes. Because of the variable nature of the payment due at maturity, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for an amount based on the performance of a basket of currencies relative to the U.S. dollar.

Currency Market Risk

The return on the notes at maturity is linked to the performance of the Basket Currencies and will depend on whether, and the extent to which, the Basket Performance is positive. Any positive Basket Performance will depend on the aggregate weighted performance of the Basket Currencies relative to the U.S. dollar. The value of the notes will be affected by movements in the value of the selected currencies against the U.S. dollar, and variations in the exchange rates of one or more of the Basket Currencies may be moderated or more than offset by variations in the exchange rates of other Basket Currencies. The Payment at Maturity will only be $1,000 per $1,000 note principal amount if the Basket Performance is zero or negative.

The Notes Are Intended To Be Held To Maturity. Your Principal Is Protected Only If The Notes Are Held To Maturity

Your principal is protected only if you hold your notes to maturity. If you sell notes in the secondary market prior to maturity, you may not receive the full principal amount of your notes with respect to such notes. You should be willing and able to hold your notes to maturity.

Market Disruptions May Adversely Affect Your Return

The calculation agent may, in its sole discretion, determine that an event has occurred that prevents it from valuing one or more Basket Currency or the amount we will pay you at maturity of the notes, in the manner initially provided for herein. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currency. If the calculation agent, in its sole discretion, determines that any of these events prevents us or our affiliates from determining such value or amount in the ordinary manner, the calculation agent will determine such value or amount in a commercially reasonable manner and in accordance with general market practice, which may adversely affect the return on your notes. For example, if the source for an exchange rate is not available on the Final Valuation Date, the calculation agent will determine the exchange rate for such date and such determination may adversely affect the return on your notes.

Changes In The Value Of The Basket Currencies May Offset Each Other

Movements in the exchange rates of the Basket Currencies may not correlate with each other. As a result, the return on your investment cannot be assured by positive movements in only some of the Basket Currencies. Any gain in one position may be offset by a loss in another position. Accordingly, the performance will be based on the appreciation or depreciation of the Basket Currencies as a whole group. A positive return in one position may be offset, in whole or in part, by a negative return of a lesser, equal or greater magnitude in another position, resulting in an aggregate Basket Performance equal to or less than zero.

You can review a table of the historical exchange rates of each of the Basket Currencies for each calendar quarter in the period from January 1, 2002 through September 28, 2007, as reported by Bloomberg Financial Markets for such periods, and related graphs for each of the Basket Currencies for the period from January 1, 2002 through September 28, 2007, under “Historical Information.” You cannot predict the future performance of any of the Basket Currencies relative to the U.S. dollar or of the basket as a whole, or whether the strengthening of any of the Basket Currencies relative to the U.S. dollar will be offset by the weakening of other Basket Currencies relative to the U.S. dollar, based on their historical performance. In addition, there can be no assurance that the final exchange rate of any of the Basket Currencies will strengthen relative to the U.S. dollar, or that the sum of the weighted performance values of the Basket Currencies will be positive. If the Basket Performance is less than, or equal to, zero, at maturity you will only receive the $1,000 principal amount with respect to each note you hold.

Currency Markets May Be Highly Volatile

Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. The Basket Currencies’ exchange rates may be volatile and are affected by numerous factors specific to each foreign country. These factors may affect the values of the Basket Currencies and the value of your notes in varying ways, and different factors may cause the values of the Basket Currencies relative to the U.S. dollar and the volatility of their exchange rates to move in inconsistent directions at inconsistent rates. A weakening in the exchange rate of any of the Basket Currencies relative to the U.S. dollar may have a material adverse effect on the value of the notes and your Payment at Maturity.

Currency Markets Are Subject To Legal And Regulatory Risks

Legal and regulatory changes could adversely affect the Basket Currencies’ exchange rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. The effect of any future legal or regulatory action relating to the Basket Currencies exchange rates is not possible to predict, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket Currencies and, consequently, the value of the notes and your Payment at Maturity.

The Basket Currencies Are Subject to Emerging Markets’ Political And Economic Risks

The Basket Currencies include currencies of emerging market countries, which are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, those emerging markets have undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions and in some cases, instability and reaction against market reforms has occurred. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing market nation. Political or economic instability would likely have an adverse effect on the performance of the Basket Currencies, and, consequently, the value of the notes and your Payment at Maturity.

If The Liquidity Of The Basket Currencies Is Limited, The Value Of The Notes Would Likely Be Impaired

Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the Basket Currency Ending Level, and therefore, on the return on your notes. Limited liquidity relating to the Basket Currencies may also result in Deutsche Bank AG, London Branch being unable to determine the Basket Currency Ending Level using its normal means. The resulting discretion in determining the Basket Currency Ending Level could, in turn, result in potential conflicts of interest.

Suspension Or Disruptions Of Market Trading In The Basket Currencies May Adversely Affect The Value Of The Notes

The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators. These circumstances could adversely affect the exchange rates of the Basket Currencies and, therefore, the value of the notes.

Potential Conflicts Of Interest Exist

Deutsche Bank AG, London Branch is the Issuer of the notes and the calculation agent for the notes. Deutsche Bank AG, London Branch carries out calculations necessary to calculate the Basket Performance and maintains some discretion as to how such calculations are made, in particular if the Rate Source is not available. In addition, the Issuer may hedge its obligations under the notes. There can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the notes or the performance of the Basket Currencies.

Lack Of Liquidity

The notes will not be listed on any securities exchange. Deutsche Bank AG or an affiliate intends to offer to purchase the notes in the secondary market but is not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or an affiliate is willing to buy the notes. The original issue price of the notes includes the agents’ commission and the estimated cost of hedging Issuer’s obligations under the notes through one or more of its affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase notes from you, prior to maturity, in secondary market transactions, if at all, will likely be lower than the original issue price, and such sale could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should intend to hold the notes until maturity.

Many Economic And Market Factors Will Affect The Value Of The Notes

In addition to the reference level of the exchange rates on any day, the value of the notes will be affected by a number of economic, market and political factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Currencies and the reference currency;

•	the time to maturity of the notes;

•	the exchange rates and the volatility of the exchange rates between each Basket Currency and the U.S. dollar;

•	interest and yield rates in the market generally and in the markets of the Basket Currencies and the reference currency;

•	a suspension or disruption of market trading in any or all of the Basket Currencies or the U.S. dollar;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

We And Our Affiliates And Agents May Publish Research, Express Opinions Or Provide Recommendations That Are Inconsistent With Investing In Or Holding The Notes. Any Such Research, Opinions Or Recommendations Could Affect The Basket Performance Of The Basket Currencies Or The Market Value Of The Notes

Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the appreciation potential of the Basket Currencies.

Fluctuations In The Exchange Rates Between The U.S. Dollar And The Basket Currencies Will Affect The Value Of The Notes

The exchange rates between the Basket Currencies and the U.S. dollar are the result of the supply of, and the demand for, those Basket Currencies. Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each Basket Currency and the United States, including economic and political developments in other countries.

HISTORICAL INFORMATION

Spot Rate Definitions

Australian Dollar

The Spot Rate for the Australian Dollar on each date of calculation will be the Australian Dollar/U.S. dollar spot exchange rate at 10:00 a.m. New York time, expressed as the amount of Australian Dollars per one U.S. dollar, for settlement in two business days, equal to the inverse (1 divided by) of the published value in U.S. dollars per one Australian Dollar as reported by the Federal Reserve Bank of New York which appears on the Reuters Page “WMR”, or any substitute page therefor, at approximately 11:00 a.m. New York time on such date of calculation.

Indian Rupee

The Spot Rate for the Indian Rupee on each date of calculation will be the Indian Rupee/U.S. dollar reference rate, expressed as the amount of Indian Rupees per one U.S. dollar, for settlement in two business days, reported by the Reserve Bank of India which appears on the Reuters Page “RBIB” at approximately 12:30 p.m., Mumbai time, or as soon thereafter as practicable, on such date of calculation.

Korean Won

The Spot Rate for the Korean Won on each date of calculation will be the Korean Won/U.S. market average rate, expressed as the amount of Korean Won per one U.S. Dollar, for settlement in two Business Days reported by the Korea Financial Telecommunications and Clearing Corporation which appears on the Reuters Screen KFTC18 Page to the right of the caption “USD Today” that is available at approximately 3:30 p.m., Seoul time, on such date of calculation or as soon thereafter as practicable.

Malaysian Ringgit

The Spot Rate for the Malaysian Ringgit on each date of calculation will be the Malaysian Ringgit/U.S. dollar spot rate at 11:00 a.m. Singapore time, expressed as the amount of Malaysian Ringgit per one U.S. dollar, for settlement in two business days, reported by the Association of Banks in Singapore which appears on the Reuters Page “ABSIRFIX01” to the right of the caption “Spot” under the column “MYR” at approximately 11:30 a.m., Singapore time, on such date of calculation.

Philippine Peso

The Spot Rate for the Philippine Peso on each date of calculation will be the Philippine Peso/U.S. Dollar morning weighted average rate for such date of calculation, expressed as the amount of Philippine Pesos per one U.S. Dollar, for settlement in one Business Day reported by the Philippine Dealing System PDEX which appears on the Reuters Screen PDSPESO Page to the right of the caption “AM WT AVE” at approximately 11:30 a.m., Manila time, or as soon thereafter as practicable, on such date of calculation.

If any of the foregoing rate sources (“Rate Sources”) is unavailable with respect to any Basket Currency, the Rate Source for such Basket Currency shall be selected by the calculation agent in a commercially reasonable manner and in accordance with general market practice.

The following charts show the historical individual Spot Rates of each of the Basket Currencies against the U.S. dollar. In each case the charts use Spot Rates which are based on Bloomberg end of day quotations for the period end dates set forth in the following tables and not the Rate Sources set forth above. These historical data are shown for the period from January 1, 2002 to September 28, 2007. These historical data are not indicative of the historical or future values of the Spot Rates (which are determined as set forth above) or of the historical or future performance of the Basket Performance and are for illustrative purposes only. We cannot give you any assurance that the Basket Performance of the Basket Currencies will be greater than zero or that you will receive any return on your investment. Any historical upward or downward trend in the exchange rates set forth in the following charts during any period set forth below is not an indication that the Spot Rates or Basket Performance are more or less likely to increase or decrease at any time during the term of the notes. As set forth in the following tables, a high exchange rate for a given quarter indicates a weakening of the relevant Basket Currency relative to the U.S. dollar, while a low exchange rate indicates a strengthening of that Basket Currency relative to the U.S. dollar. The graphs following each Basket Currency’s exchange rate table set forth the historical exchange rate performance of each respective Basket Currency for the period from January 1, 2002 through September 28, 2007. The daily exchange rates published by Bloomberg Financial Markets may differ from the Spot Rates for the applicable Basket Currency. We will not use Bloomberg Financial Markets to determine the applicable Spot Rate for each of the Basket Currencies.

Australian Dollar

Historical High, Low and Period End Exchange Rates

January 1, 2002 through September 28, 2007

(expressed as units of Australian Dollar per U.S. dollar)

Australian Dollar	High	Low	Period End
2002
Fourth Quarter	1.8508	1.7603	1.7806

2003
First Quarter	1.7822	1.6181	1.6545
Second Quarter	1.6866	1.4828	1.4846
Third Quarter	1.5768	1.4558	1.4704
Fourth Quarter	1.4789	1.3266	1.3298

2004
First Quarter	1.3784	1.2492	1.3043
Second Quarter	1.4754	1.2995	1.4300
Third Quarter	1.4588	1.3611	1.3742
Fourth Quarter	1.3916	1.2583	1.2816

2005
First Quarter	1.3321	1.2516	1.2938
Second Quarter	1.3376	1.2753	1.3116
Third Quarter	1.3574	1.2880	1.3123
Fourth Quarter	1.3822	1.3079	1.3646

2006
First Quarter	1.4253	1.3177	1.3959
Second Quarter	1.4053	1.2832	1.3472
Third Quarter	1.3512	1.2953	1.3407
Fourth Quarter	1.3484	1.2610	1.2681

2007
First Quarter	1.3019	1.2306	1.2367
Second Quarter	1.2399	1.1734	1.1774
Third Quarter	1.3028	1.1251	1.1263

Indian Rupee

Historical High, Low and Period End Exchange Rates

January 1, 2002 through September 28, 2007

(expressed as units of Indian Rupee per U.S. dollar)

Indian Rupee	High	Low	Period End
2002
First Quarter	48.8850	48.1950	48.8150
Second Quarter	49.0713	48.7500	48.8850
Third Quarter	48.9175	48.3700	48.3750
Fourth Quarter	48.4950	47.9235	47.9750

2003
First Quarter	48.0500	47.4500	47.4700
Second Quarter	47.5025	46.3600	46.4875
Third Quarter	46.4985	45.6950	45.7600
Fourth Quarter	45.9637	45.2100	45.6250

2004
First Quarter	45.7250	43.3700	43.6000
Second Quarter	46.2850	43.2800	46.0600
Third Quarter	46.5150	45.6250	45.9500
Fourth Quarter	45.9475	43.4400	43.4600

2005
First Quarter	44.0850	43.3050	43.7450
Second Quarter	43.8450	43.2625	43.4850
Third Quarter	44.1500	43.1300	44.0150
Fourth Quarter	46.3900	44.0575	45.0500

2006
First Quarter	45.1350	44.0200	44.6225
Second Quarter	46.5600	44.5500	46.0400
Third Quarter	47.0500	45.7700	45.9250
Fourth Quarter	45.9715	44.1300	44.2600

2007
First Quarter	44.6950	43.0250	43.4725
Second Quarter	43.2900	40.4850	40.7000
Third Quarter	41.3450	39.6900	39.7700

Korean Won

Historical High, Low and Period End Exchange Rates

January 1, 2002 through September 28, 2007

(expressed as units of Korean Won per U.S. dollar)

Korean Won	High	Low	Period End
2002
Fourth Quarter	1182.95	1267.50	1185.70

2003
First Quarter	1165.50	1263.50	1254.45
Second Quarter	1181.70	1261.00	1193.05
Third Quarter	1149.00	1194.05	1150.10
Fourth Quarter	1144.85	1210.60	1192.10

2004
First Quarter	1146.05	1198.00	1147.27
Second Quarter	1140.30	1194.20	1155.45
Third Quarter	1141.00	1173.85	1151.85
Fourth Quarter	1034.95	1155.50	1035.10

2005
First Quarter	989.22	1059.50	1015.45
Second Quarter	994.50	1034.50	1034.50
Third Quarter	1010.40	1057.00	1042.40
Fourth Quarter	1006.05	1062.30	1010.00

2006
First Quarter	957.05	1010.50	971.65
Second Quarter	927.40	972.35	948.70
Third Quarter	940.20	967.50	946.50
Fourth Quarter	913.10	966.70	930.00

2007
First Quarter	923.90	951.95	940.60
Second Quarter	922.35	940.90	923.60
Third Quarter	911.95	952.40	915.25

Malaysian Ringgit

Historical High, Low and Period End Exchange Rates

January 1, 2002 through September 28, 2007

(expressed as units of Malaysian Ringgit per U.S. dollar)

Malaysian Ringgit	High	Low	Period End
2002
First Quarter	3.8015	3.7975	3.8005
Second Quarter	3.8040	3.7920	3.8005
Third Quarter	3.8025	3.7970	3.7995
Fourth Quarter	3.8025	3.7950	3.7995

2003
First Quarter	3.8000	3.7995	3.8000
Second Quarter	3.8003	3.7998	3.8000
Third Quarter	3.8000	3.8000	3.8000
Fourth Quarter	3.8000	3.8000	3.8000

2004
First Quarter	3.8000	3.8000	3.8000
Second Quarter	3.8025	3.7950	3.8000
Third Quarter	3.8049	3.7950	3.8000
Fourth Quarter	3.8030	3.7950	3.8000

2005
First Quarter	3.8050	3.7902	3.8000
Second Quarter	3.8025	3.7975	3.8000
Third Quarter	3.8000	3.7405	3.7690
Fourth Quarter	3.7812	3.7605	3.7795

2006
First Quarter	3.7797	3.6823	3.6831
Second Quarter	3.6975	3.5735	3.6745
Third Quarter	3.6965	3.6305	3.6880
Fourth Quarter	3.6980	3.5217	3.5280

2007
First Quarter	3.5300	3.4480	3.4575
Second Quarter	3.4830	3.3840	3.4525
Third Quarter	3.5155	3.4075	3.4075

Philippine Peso

Historical High, Low and Period End Exchange Rates

January 1, 2002 through September 28, 2007

(expressed as units of Philippine Peso per U.S. dollar)

Philippine Peso	High	Low	Period End
2002
Fourth Quarter	53.600	52.350	53.925

2003
First Quarter	53.525	53.050	55.180
Second Quarter	53.480	51.900	53.810
Third Quarter	54.875	53.322	55.623
Fourth Quarter	55.540	54.520	55.855

2004
First Quarter	56.195	55.050	56.500
Second Quarter	56.120	55.365	56.455
Third Quarter	56.280	55.480	56.480
Fourth Quarter	56.230	56.000	56.480

2005
First Quarter	54.800	53.835	56.300
Second Quarter	55.975	53.935	56.270
Third Quarter	56.030	55.190	56.448
Fourth Quarter	53.085	52.955	56.110

2006
First Quarter	51.055	50.870	53.080
Second Quarter	53.135	50.950	53.650
Third Quarter	50.250	50.015	53.090
Fourth Quarter	49.010	48.985	50.210

2007
First Quarter	48.265	47.925	49.190
Second Quarter	46.195	45.375	48.445
Third Quarter	44.945	44.700	47.275

SUPPLEMENTAL UNDERWRITING INFORMATION

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will receive or allow as a concession to other dealers discounts and commissions that will depend on market conditions on the Trade Date. In no event will that commission exceed $10.00 per $1,000 note principal amount. See the “Underwriting” section in the accompanying product supplement.

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

You should rely only on the information contained in this term sheet. We have not authorized anyone to provide information different from that contained in this term sheet. We are offering to sell, and seeking offers to buy, notes only in jurisdictions where offers and sales are permitted. The information contained in this term sheet is accurate only as of the date of this term sheet, regardless of the time of delivery of this term sheet or any sale of our notes.

Term Sheet

$

Deutsche Bank

Principal Protected Asia Rainbow Appreciation Notes due

October 15, 2009

Deutsche Bank Securities

Deutsche Bank Trust Company Americas

Term Sheet No. 204M

To prospectus dated October 10, 2006,

prospectus supplement dated November 13, 2006 and

product supplement M dated March 6, 2007

October 5, 2007